Exhibit 5

Suite 900, 607 14th Street, NW Washington, DC 20005-2018 t 202 508 5800 f 202 508 5858

direct dial 202 508 5825 direct fax 202 204 5600 akaslow@kilpatricktownsend.com

July 23, 2018

Board of Directors

Coastal Financial Corporation

5415 Evergreen Way

Everett, Washington 98203

Re:	Coastal Financial Corporation 2018 Omnibus Incentive Plan

Coastal Financial Corporation 2006 Stock Option and Equity Compensation Plan

Board Members:

We have been requested by Coastal Financial Corporation, a Washington corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, no par value per share, under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement on Form S-8 (the “Registration Statement”) covers (i) 710,260 shares of Company common stock which may be issued upon the exercise of options to purchase shares of common stock granted under the Coastal Financial Corporation 2006 Stock Option and Equity Compensation Plan (the “2006 Plan”) and (ii) 500,000 shares of common stock which will be distributed upon the vesting of restricted stock, restricted stock units or stock-based performance awards granted under the Coastal Financial Corporation 2018 Omnibus Incentive Plan (the “2018 Plan”), or which may be issued upon the exercise of stock options to purchase shares of common stock granted under the 2018 Plan.

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Washington law, it is our opinion that the shares reserved for issuance and distribution under the 2006 Plan and the 2018 Plan are duly authorized and upon payment for such shares and issuance in the manner described in the 2006 Plan and the 2018 Plan, respectively, the shares will be validly issued, fully paid and nonassessable.

Board of Directors

Coastal Financial Corporation

July 23, 2018

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,

/s/ KILPATRICK TOWNSEND & STOCKTON LLP